Filed Pursuant to Rule 424(b)(3)
                                                File Number 333-27221
Pricing Supplement No. 6
Dated February 5, 1999
(To Prospectus  dated May 22, 1997 and Prospectus  Supplement  dated January 21,
1999)

                                  $200,000,000
                       UNITED DOMINION REALTY TRUST, INC.
                                Medium-Term Notes

                            Series D Fixed Rate Notes

           The Notes are not Discount Notes. The Issue Price is 100%.

Principal Amount: $12,000,000                                 Specified Currency: U.S. dollars
Settlement Date (Original Issue Date):                        Stated Maturity Date:
  February 19, 1999                                             February 19, 2003
Interest Payment Dates:                                       Authorized Denomination:
  June 15 and December 15 of each year,                         $1,000 and integral multiples
  commencing June 15, 1999                                      thereof
Initial Redemption Date: N/A                                  Initial Redemption Percentage: N/A
Annual Redemption Percentage Reduction: N/A                   Optional Repayment Date(s): N/A
Exchange Rate Agent: N/A                                      Interest Rate: 7.22% per annum
Default Rate: N/A                                             Regular Record Date(s):
                                                                Each June 14 and December 14
                              Additional Terms: N/A
Agent's Discount (%):                                         Net Proceeds to the Company (%):
  1.000%                                                        99.000%
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         "N/A" as used herein means "Not Applicable."

         The Notes are being sold to the Agent as principal, and the Agent shall sell the Notes to investors or other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by the Agent.

                               MERRILL LYNCH & CO.